COMPANY STOCKHOLDER AGREEMENT dated as of
                         November 23, 1998 (this "Agreement"), among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), and the individuals and other parties listed on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").


          WHEREAS, Parent, Legacy Acquisition Corp., a Delaware corporation ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company; and

          WHEREAS, each Stockholder owns the number of shares of Company Common Stock set forth opposite his, her or its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares" of such Stockholder);

          WHEREAS, the Board of Directors of the Company have approved the terms of this Agreement; and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

          SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

          (a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the

Stockholder, enforceable against the Stockholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound, including the Existing Stockholders Agreement (as defined below), or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If the Stockholder is married and the Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

          (b) The Subject Shares. Except as set forth on Schedule A hereto, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. Except as set forth on Schedule

A hereto, the Stockholder has the sole right to vote such Subject Shares, and except for the Stockholders Agreement dated as of June 30, 1997, by and among the Stockholders (the "Existing Stockholders Agreement") and except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

          SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          SECTION 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees as follows:

          (a) (1) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other Transaction is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Company Stockholder Approval.

          (2) The Stockholder hereby irrevocably grants to, and appoints, Parent, Donald A. McKay, and Charles R. Lotter, or any of them, and any individual designated in writing by any of them, and each of them individually, as the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder in a manner consistent with this Section 3. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b) in accordance with Section 5.

          (b) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares of the Stockholder against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal and (iii) any amendment of the Company Charter or the Company By-laws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any other Transaction or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

          (c) Other than this Agreement and except as provided in the next sentence, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the following Transfers are expressly permitted:

          (w) Transfers of Subject Shares to any other Stockholder;

          (x) Transfers of up to an aggregate of 40,000 Subject Shares (for all Stockholders) to one or more members of one or more Stockholders' family and/or to one or more charities;

          (y) in addition to any Transfers permitted pursuant to clause (x) above, Transfers of Subject Shares to (1) a transferee for estate planning purposes, (2) members of such Stockholder's family or trusts established for the benefit of such family members, or (3) a charitable foundation or trust, in each case only following the due execution and delivery to Parent by each such transferee of a counterpart to this Agreement; and

          (z) upon the death of the Stockholder, the Transfer of Subject Shares to the executor of the estate of such Stockholder or to such Stockholder's heirs, devisees, or legatees.

          (d) The Stockholder shall not, nor shall it authorize or permit any employee or affiliate of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, (i) directly or indirectly, solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person (other than Parent and any of its affiliates or representatives) any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Stockholder promptly shall advise Parent orally and in writing of any Acquisition Proposal or inquiry made to the Stockholder with respect to or that could reasonably be expected to lead to any Acquisition Proposal.

          (e) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions. The Stockholder shall not issue any press release or make any other public statement with respect to any Transaction Agreement, the Merger or any other Transaction without the prior written consent of Parent, except as may be required by Applicable Law.

          (f) The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Transaction Agreements, the Merger and the other Transactions and adopting the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assent, any appraisal rights under Section 262 in connection with the Merger.

          SECTION 4. Indemnification. To the fullest extent permitted by law, Parent shall indemnify, defend and hold harmless each Stockholder, and the transferees, heirs, devisees, legatees, executors and administrators of such Stockholder (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, by or on behalf of any stockholder of the Company or the Company, challenging a Stockholder's actions or omissions in respect of this Agreement or any other Transaction Agreement, the Merger or any other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 4 for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or
(iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 4, an Indemnified Party must give Parent prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 4, and Parent shall have the right to assume the defense of any such claim through counsel of its own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent does not assume any such defense, Parent shall be liable for all costs and expenses of defending such claim incurred by the Indemnified Party, including attorneys' fees and disbursements, and shall advance such costs and expenses (subject to receipt of an undertaking by the Indemnified Party to repay amounts so advanced if it is ultimately determined that such Indemnified Party is not entitled to indemnification under this Section 4) to the Indemnified Party as set forth above. Parent shall not be liable under this Section 4 for any Losses resulting from any settlement, compromise or offer to settle or compromise any such action, suit, proceeding or investigation, without the prior written consent of Parent.

          SECTION 5. Termination. This Agreement, other than Sections 4 and 7, shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. Sections 4 and 7 shall not terminate.

          SECTION 6. Additional Matters. (a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          (b) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

          SECTION 7. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

          (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except for Section 4, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder (except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder, other than its obligations under Section 4 hereof which may not be assigned without such written consent, to any direct or indirect wholly owned subsidiary of Parent) or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a Federal court sitting in the State of Delaware or any Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

          IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.


                                        J. C. Penney Company, Inc.,


                                          by /s/ J. E. Oesterreicher
                                            -----------------------------
                                             Name:  J. E. Oesterreicher
                                             Title: Chairman of the Board
                                                    Chief Executive Officer


                                        /s/ Leonard A. Genovese
                                       -----------------------------------
                                       Name: Leonard A. Genovese, in his
                                             capacity as Trustee of the
                                             Trust established for the
                                             benefit of Viola Genovese
                                             pursuant to paragraph FIFTH of
                                             the Last Will and Testament of
                                             Joseph Genovese, Sr.; in his
                                             capacity as Co-Trustee of the
                                             Trust established for the
                                             benefit of Francis Genovese
                                             Wangberg pursuant to paragraph
                                             FOURTH of the Last Will and
                                             Testament of Joseph Genovese,
                                             Jr.; in his capacity as
                                             Trustee or Co-Trustee of any
                                             other trust referred to in
                                             Schedule A hereto; and
                                             individually


                                        /s/ Frances Genovese Wangberg
                                       -----------------------------------
                                       Name: Frances Genovese Wangberg, in
                                             her capacity as Co-Trustee of
                                             the Trust established for the
                                             benefit of Frances Genovese
                                             Wangberg pursuant to paragraph
                                             FIFTH of the Last Will and
                                             Testament of Joseph Genovese,
                                             Jr.; in her capacity as
                                             Trustee or Co-Trustee of any
                                             other trust referred to in
                                             Schedule A hereto; and
                                             individually

                                SCHEDULE A



                                                        Number of Shares of
                        Name and Address                     Company
                          of Stockholder                Common Stock Owned

All of the following shares
are held in Merrill Lynch CMA
Accounts:

I.   Leonard Genovese

1.   Leonard Genovese Trustee                                   37,441 Class A
U/A Dated 3/22/91                                              290,373 Class B
44 Elderfields Road
Manhasset, NY 11030-1623

2.   Leonard Genovese IRA                                          787 Class A
                                                                   959 Class B

3.   Leonard Genovese 5-Year GRAT                              255,591 Class B
4.   Leonard Genovese 7-Year GRAT                              273,473 Class B
5.   Leonard Genovese 10-Year GRAT                             281,334 Class B

6.   Leonard Genovese Pledged                                   60,669 Class A

Collateral Account*                                            223,569 Class B

* These shares are pledged to Merrill Lynch to secure a loan.

7.   Leonard Genovese Trustee FBO
Viola Genovese U/W Joseph W.
Genovese Sr.**                                                 688,932 Class B

**   Mr. Genovese has sole voting power of these shares,
but disclaims any beneficial ownership of these shares.
Mr. Genovese is the sole trustee of the Trust established for the benefit of Viola Genovese pursuant to the Last
Will and Testament of Joseph Genovese, Sr.

                                            Total Class A:     98,897
                                            Total Class B:  2,014,231
                                            Total Shares:   2,113,128

II.  Frances Genovese Wangberg

1.   Frances Genovese Wangberg
     TTEE
U/A DTD 4/16/96
200 Wyndemere Way, #B403                                         2,067 Class A
Naples, FL 34105-7129                                           31,440 Class B

2.   Frances Genovese TTEE*
     Leonard Genovese TTEE
     FBO Frances Genovese
     200 Wyndemere Way, #B403
     Naples, FL 34105-7129                                   1,905,572 Class B

*Shared voting power by Mr. Genovese and Mrs. Wangberg as co-trustees of the Trust established for the benefit of Mrs. Wangberg pursuant to the Last Will and Testament of Joseph Genovese, Jr.

3.   Frances Genovese Wangberg
     Pledged Collateral Account**                              170,263 Class B

** These shares are pledged to Merrill Lynch to secure a loan.

4.   Frances Genovese Wangberg                                   9,409 Class B

                          Total Class A:     2,067
                          Total Class B: 2,116,684
                          Total Shares:  2,118,751